Exhibit 10.2

Dan M. Yrigoyen	August 6, 2021

Re:	First Amendment to the Employment Agreement

Dear Dan:

Reference is made to that certain agreement (the “Agreement”) dated June 24, 2021 and fully executed as of June 30, 2021 by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”) and Dan M. Yrigoyen (“Yrigoyen”). This letter (the “Amendment”) supplements and amends certain terms and provisions contained in the Agreement, which otherwise remains in full force and effect as to matters not discussed herein. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment shall govern.

This Amendment hereby modifies the Agreement as follows:

Effective July 30, 2021, the Board of Directors of the Company approved the following equity grants on the terms and provisions provided below:

1.	150,000 shares of restricted common stock, one-third of which will vest each on the 6-month, 12-month and 18-month anniversary of July 12, 2021 (the “Start Date”); and,

2.	An option to purchase 150,000 shares of the Company’s common stock under the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) at an exercise price equal to $0.09 per share, which was the closing price (i.e., fair market value) of the common stock on the date of grant (i.e., July 30, 2021). The option will vest consistent with grants of such type. Specifically, one-third of the shares underlying the options shall vest on the one-year anniversary of the Start Date and 1/24th of the remaining shares underlying the option shall vest commencing on each of the next twenty-four (24) monthly anniversaries thereafter, subject to continued service to the Company through each vesting date as well as other conditions and provisions provided for under the Plan.

Please sign, date and return on the spaces provided below to acknowledge your acceptance of the terms of this Amendment.

Sincerely,
Arch Therapeutics, Inc.

By
Michael S. Abrams
Chief Financial Officer

I agree to the terms and conditions set forth in this Amendment.

Date:
Dan M. Yrigoyen

1